4
1
<SROS>NONE
<REPORTING-OWNER>
  0001208899
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Spiegel, Inc.
  0000276641
  <IRS-NUMBER>36-2593917
</SUBJECT-COMPANY>
<PERIOD>03/13/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Payner-Gregor, Melissa
   3500 Lacey Road


   Downers Grove, IL  60515
2. Issuer Name and Ticker or Trading Symbol
   Spiegel, Inc. (SPGLA)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   3/13/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President & CEO
   Spiegel Catalog
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $4.2700         12/29/00       A     V   20,000                                         12/29/10
to buy)
Incentive Stock Option (right  $4.9000         12/31/97       A     V   2,000                                          12/31/07
to buy)
Incentive Stock Option (right  $6.0000         12/31/98       A     V   5,000                                          12/31/08
to buy)
Incentive Stock Option (right  $6.9000         12/31/99       A     V   4,000                                          12/31/09
to buy)
Incentive Stock Option (right  $7.0000         02/29/00       A     V   1,000                                          02/28/10
to buy)
Incentive Stock Option (right  $7.4100         08/08/00       A     V   5,000                                          08/08/10
to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  12/29/00  Common Stock                   20,000                    20,000        D   Direct
to buy)
Incentive Stock Option (right  12/31/97  Common Stock                   2,000                     2,000         D   Direct
to buy)
Incentive Stock Option (right  12/31/98  Common Stock                   5,000                     5,000         D   Direct
to buy)
Incentive Stock Option (right  12/31/99  Common Stock                   4,000                     4,000         D   Direct
to buy)
Incentive Stock Option (right  02/29/00  Common Stock                   1,000                     1,000         D   Direct
to buy)
Incentive Stock Option (right  08/08/00  Common Stock                   5,000                     5,000         D   Direct
to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ Payner-Gregor, Melissa
DATE 03/25/03